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Investor Contact:        Larry Gosnell
                         Flagstar
                         (864) 597-8658

Media Contact:           Karen Randall
                         Flagstar
                         (864) 597-8440


                                                           FOR IMMEDIATE RELEASE



                      FLAGSTAR RESTRUCTURING PLAN RECEIVES
                              OVERWHELMING SUPPORT


        SPARTANBURG, S.C., July 8, 1997 -- Flagstar Companies, Inc. (OTC:FLST) today announced that its financial restructuring plan has been overwhelmingly approved by creditors and shareholders in the consent solicitation which concluded yesterday, paving the way for a voluntary, "prepackaged" Chapter 11 filing in U.S. Bankruptcy Court in South Carolina within the next few days.

        The company said that every class approved the plan by a wide margin except for holders of its 10% Convertible Junior Subordinated Debentures due 2014, which was expected. The Chapter 11 filing therefore is "prepackaged," which should result in an expedited bankruptcy process and a quick emergence from Chapter 11. Although one class, holding the smallest amount of Flagstar's debt, has not voted in favor of the plan, the bankruptcy court may still approve the plan if it is deemed fair and equitable to all stakeholders, in which case the class may

                                     -more-
                                       -2-

forfeit its right to any recovery under the plan.
        "We are pleased by the support we have received from our senior note holders, our senior subordinated debenture holders and our preferred and common stockholders in the face of a much needed financial overhaul," said James B. Adamson, chairman and chief executive officer of Flagstar. "The vote is a clear indication that our plan treats all classes fairly. With the voting now behind us, we are in an excellent position to complete our restructuring on our original schedule by the fall of this year."
        Flagstar is one of the nation's largest restaurants companies, with over 3,200 moderately-priced restaurants and annual revenues of approximately $2.7 billion. Flagstar owns and operates the Carrows, Coco's, Denny's, El Pollo Loco and Quincy's Family Steakhouse restaurant brands and is the largest franchisee of Hardee's.